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                                                                EXHIBIT 1(b)(14)


                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3
                           Certificate of Designation
                                       of
                         American General Core Bond Fund

The undersigned, being the Vice President and Assistant Secretary of American General Series Portfolio Company 3, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section
6.1 of the Trust's Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby establish and designate as a Series of the Trust the American General Core Bond Fund (the "Fund") with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

3. Amendments etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an Officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

4. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

August 26, 1998

/s/ NORI L. GABERT
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Nori L. Gabert,
Vice President and
Assistant Secretary